Exhibit 5.3

[Letterhead of Zeven & Associates]

January 31, 2006

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance Company, LLC

Teva Pharmaceutical Finance Company B.V.

c/o Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as Netherlands Antilles transactional counsel for Teva Pharmaceutical Finance Company B.V. (“Teva Finance BV”), a Netherlands Antilles private limited liability company, with respect to (1) the issuance and sale by Teva Finance BV of $750,000,000 in aggregate principal amount of its 1.75% Convertible Senior Debentures due 2026 (the “Debentures”), and (2) the potential issuance and sale by Teva Finance BV pursuant to an over-allotment option granted to the underwriters of the Debentures of up to an additional $112,500,000 in aggregate principal amount of the Debentures (the “Optional Debentures”). The Debentures have been issued pursuant to the Senior Indenture, dated January 31, 2006 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated January 31, 2006 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among Teva Finance BV, Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”), and The Bank of New York, as Trustee (the “Trustee”).

In this capacity, we have examined copies of the following documents:

(a)	the Registration Statement on Form F-3 (File No. 333-130534) filed by the Guarantor, Teva Finance BV, Teva Pharmaceutical Finance Company, LLC (“Teva Finance Company LLC”), a Delaware limited liability company, and Teva Pharmaceutical Finance III, LLC (“Teva Finance III LLC”), with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), on December 20, 2005 and declared effective on December 20, 2005 (the “Registration Statement”);

(b)	the prospectus of the Guarantor, Teva Finance BV, Teva Finance Company LLC and Teva Finance III LLC dated December 20, 2005, as supplemented by a prospectus supplement, dated January 25, relating to the Debentures, as filed in final form with the Commission on January 30, 2006, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”);

(c)	the Indenture; and

(d)	the Debentures.

We have also examined originals or copies of the following corporate documents of Teva Finance BV:

(a)	a copy of the Articles of Incorporation of Teva Finance BV as in effect as at the date hereof (together the “Articles of Incorporation”);

(b)	an extract from the registration of Teva Finance BV with the Commercial Register of the Chamber of Commerce and Industry at Curaçao, dated December 20, 2005;

(c)	an extract from the registration of Teva Finance BV with the Commercial Register of the Chamber of Commerce and Industry at Curaçao, dated January 31, 2006 (the “Extract”);

(d)	a foreign exchange exemption issued by the Central Bank of the Netherlands Antilles (the “Foreign Exchange Exemption”) and a business license issued in favor of Teva Finance BV (the “Business License”);

(e)	resolutions of the combined Boards of Managing Directors and Supervisory Directors of Teva Finance BV dated December 22, 2005, (the “Resolutions”) and the Pricing Resolutions dated January 26, 2006 adopted based on the Resolutions (the “Pricing Resolutions”), authorizing the issue and sale of the Debentures pursuant to and subject to the terms and conditions as set forth in the Prospectus and the Agreements and authorizing the execution, delivery and performance of the Agreements by Teva Finance BV;

(f)	a copy of the Dispensation from the prohibition in article 45, paragraph 1 of the National Ordinance on the Supervision of Banking and Credit Institutions 1994 (NG 1994, no. 4), dated January 25, 2006, issued by the Central Bank of the Netherlands Antilles with respect to the issuance of the Debentures (the “Exemption”);

(g)	a certificate from the Managing Board of Teva Finance BV dated January 31, 2006 certifying (a) that Teva Finance BV has not (i) been dissolved (ontbonden), (ii) filed for suspension of payments (surseance van betaling) or bankruptcy (failissement), (b) that there is no civil litigation currently pending against Teva Finance BV, (c) that no resolutions have been adopted approving a voluntary winding-up (ontbinding), a statutory merger (juridische fusie), a corporate split (splitsing), a conversion (omzetting) or transform the Teva Finance BV into a legal entity under the laws of a different jurisdiction (omzetting in een buitenlandse rechtspersoon) (d) that the Share has not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined and is held free and clear of any pledge (pand), fiduciary transfer (fiduciare overdracht), right of usufruct (vruchtgebruik) or attachment (beslag), (e) that Teva Pharmaceutical Investments Singapore PTE Ltd. holds valid and legal title to the Share, free of any defect that might result in rescission or avoidance thereof, (f) the Resolutions and Pricing Resolutions have not been revoked or modified or amended in any way and are in full force and effect, and (g) that the Extract the Business License, the Foreign Exchange Exemption and the Exemption are in full force and effect (the “Management Certificate”); and

(h)	such other corporate records, as well as such other material, as we have deemed necessary as a basis for the opinions expressed herein.

In our examination of the documents referred to above and in expressing our opinion, we have assumed without independent verification of any kind:

(1)	the genuineness of all signatures on all documents we have reviewed;

(2)	the authenticity of all such documents submitted to us as originals;

(3)	the conformity with the originals of all documents submitted to us as copies;

(4)	the powers and authorities of the parties to the Agreements, other than Teva Finance BV, to execute and deliver the Agreements and the due execution and delivery of the Agreements by the parties thereto other than Teva Finance BV;

(5)	that the Indenture and the Debentures and Optional Debentures will constitute the legal, valid and binding obligations of the parties thereto other than Teva Finance BV, enforceable against the said parties in accordance with their respective terms;

(6)	that the Indenture and Debentures and Optional Debentures will be legal, valid, binding and enforceable under the laws under which they are expressed to be construed and by which they are expressed to be governed;

(7)	that the Resolutions and the Pricing Resolutions have not been revoked or modified or amended in any way and are in full force and effect on the date hereof;

(8)	that Teva Finance BV has not been dissolved (ontbonden), granted a suspension of payments (surseance verleend), or declared bankrupt (failliet verklaard). Although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt and the contents of the Management Certificate;

(9)	Teva Finance BV has not been (a) merged (gefuseerd), (b) split (gesplitst), (c) converted (omgezet) and it has not transformed into a legal entity under the laws of a different jurisdiction (omgezet in een buitenlandse rechtspersoon) and no resolutions have been adopted to (I) merge Teva Finance BV, (II) split Teva Finance BV, (III) convert Teva Finance BV or (IV) transform Teva Finance BV into a legal entity under the laws of a different jurisdiction (omzetten in een buitenlandse rechtspersoon);

(10)	that the managing board of Teva Finance BV consists of George van Zinnicq Bergmann and Steven Melkman and the supervisory board of Ido Weintstein and Theo Andriessen. Although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt;

(11)	that the Management Certificate has been validly taken and executed and has not been and will not be revoked, withdrawn and/or amended and has not been and will not be declared null and void by a competent court;

(12)	that the Business License, Foreign Exchange Exemption and the Exemption are in full force and effect on the date hereof;

(13)	that none of the Agreements that have been executed prior to the date hereof have been amended, supplemented, terminated, rescinded or declared null and void by a court;

(14)	the legal capacity of the Managing Directors of Teva Finance BV when signing the Management Certificate.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon written or oral statements and representations of officers and other representatives of Teva Finance BV. Any reference in this opinion to our “knowledge”, “awareness” or the equivalent, means the conscious awareness of facts or other information by any lawyer of Zeven & Associates that gave attention to the matters addressed in this opinion, and does not include constructive notice of matters in public records, among other things.

In rendering the following opinion, we are opining on the matters hereinafter referred to, only insofar as they are governed by the laws of the Netherlands Antilles as currently in effect and applied by the courts of the Netherlands Antilles. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Netherlands Antilles.

Based on and subject to the foregoing, we are of the opinion that:

1)	Teva Finance BV is a private limited liability company in the form of a “besloten vennootschap” duly organized and existing under the laws of the Netherlands Antilles and has all requisite corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in the purpose clause (Article 2) of its articles of incorporation. Teva Finance BV has been duly registered with the Chamber of Commerce and Industry at Curacao, Netherlands Antilles.

2)	The execution and delivery of the Indenture has been duly authorized in accordance with the laws of the Netherlands Antilles and the organizational documents of Teva Finance BV applicable thereto.

3)	The Indenture has been duly executed and delivered for and on behalf of Teva Finance BV;

4)	The execution, delivery and performance of the Indenture by Teva Finance BV and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Debentures) will not conflict with or constitute or result in a breach or a default under (or an event which with notice or passage of time or both would constitute a default under), or the imposition of any lien, charge or encumbrance upon any property or assets of Teva Finance BV under, or violation of any of (i) the organizational documents of Teva Finance BV, (ii) to the best of our knowledge, of any indenture, contract, lease, mortgage deed of trust, note agreement, loan agreement or other agreement, obligation, condition, or covenant or instrument to which Teva Finance BV is a party or bound or to which its property is subject, except as would not have a material adverse effect; or (iii) of any statute or regulation of the Netherlands Antilles (except as described in the paragraph setting forth the qualifications under which this opinion is given) or of any judgment, decree or order of any Netherlands Antilles court or governmental agency of or in the Netherlands Antilles applicable to Teva Finance BV or any of its properties or assets; The Company is required to file for publishing with the Commercial Register of the Chamber of Commerce and Industry a certificate setting forth the particulars of the Debentures, a failure to so file such certificate would not affect the validity of the Agreements and the Debentures, and other than the filing of such certificate, it is not necessary to record or register or file the Agreements or the Debentures with any court or governmental body of the Netherlands Antilles or any political subdivision thereof;

5)	The issue and sale of the Debentures and the Optional Debentures have been duly authorized in accordance with the laws of the Netherlands Antilles and the organizational documents of Teva Finance BV applicable thereto.

6)	The issue and sale of the Debentures and the Optional Debentures under the terms and conditions described in the Prospectus have been duly authorized by all requisite corporate action of Teva Finance BV;

7)	The Debentures have been duly executed and delivered for and on behalf of Teva Finance BV;

8)	Teva Finance BV is required to file for publishing with the Commercial Register of the Chamber of Commerce and Industry a certificate setting forth the particulars of the Debentures, a failure to so file such certificate would not affect the validity of the Indenture and the Debentures, and other than the filing of such certificate, it is not necessary to record or register or file the Indenture or the Debentures with any court or governmental body of the Netherlands Antilles or any political subdivision thereof;

9)	A competent Netherlands Antilles Court would respect the non-exclusive irrevocable submission by Teva Finance BV to the jurisdiction of any of federal or state courts sitting in the State of New York regarding any matter arising out of or in relation to the obligations of Teva Finance BV under the Indenture, and such submission is binding upon Teva Finance BV.

10)	The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. Since the laws of the State of New York have been chosen to govern the Indenture, Teva Finance BV has in its free will submitted to the jurisdiction of the federal or state courts sitting in the State of New York in connection with disputes relating to the Indenture and to the Debentures. The holders, by acquiring the Debentures, have voluntarily accepted such choice of law and choice of forum. A judgment obtained in any such court will be considered and recognized by the competent courts of the Netherlands Antilles to be part of the Debentures, and such courts would grant a judgment in accordance with a United States judgment that would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment; provided that:

•	the judgment is final in the jurisdiction where rendered and was issued by a competent court;

•	the judgment is valid in the jurisdiction where rendered;

•	the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity was provided for the defendant to defend against the foreign action;

•	the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

•	the terms and conditions of the Debentures and Indenture, as applicable, do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

•	the judgment is not contrary to a prior or simultaneous judgment of a competent Netherlands Antilles court.

Accordingly, there is doubt as to the enforceability in the Netherlands Antilles courts of judgments obtained in United States courts. Moreover, there is doubt as to the ability of a holder of Debentures to bring an original action in the Netherlands Antilles predicated on the United States federal securities laws.

The opinions set forth above are subject to the following qualifications:

a)	The enforcement in the Netherlands Antilles of the Indenture will be subject to the rules of civil procedure as applied by the Netherlands Antilles courts. Any specific performance or injunctive relief may be subject to the discretion of the competent courts before which any proceedings are brought, and we express no opinion as to the availability of such remedies;

b)	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganization, moratorium (surseance van betaling), and other or similar laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights, provided that the security rights created by the Indenture will not be affected by a bankruptcy (faillissement) or a moratorium (surseance van betaling) of the Company except as set forth in qualification (c) below;

c)	Under the Netherlands Antilles Bankruptcy Code a receiver in bankruptcy can require the holder of a security right in an asset which forms part of the bankrupt estate to foreclose such security right within a reasonable period of time and, if such holders fail to do so, the receiver may sell the assets himself, in the manner provided for in the Netherlands Antilles Bankruptcy Code. As a consequence of such sale by the receiver the holder of the security right concerned may only realize its claim by submission thereof in the bankruptcy and will receive payment (if any) from the bankrupt estate through distributions of the proceeds of the sale of the assets concerned, less that security holder’s share in the bankruptcy costs and subject to satisfaction of higher ranking claims of creditors. Furthermore, under the Netherlands Antilles Bankruptcy Code, foreclosure by the holder of a security right in an asset which forms part of the bankruptcy estate or which is in the control of the bankrupt estate or the suspensions estate, as the case may be, may be prevented by the bankruptcy judge, in case of bankruptcy or by the court, in case of suspension of payments, in each case for a maximum period of two months.

We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 6-K, which is incorporated by reference into the Registration Statement and the Prospectus. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is being delivered to you solely for your information in connection with the above matter. This letter addresses matters only as of the date hereof, may not be relied upon in any manner by any other person and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Sincerely,

Zeven & Associates

/s/ Frank P.C. Zeven

Frank P. C. Zeven